ADVISORY AGREEMENT

Alliance All-Market Advantage Fund, Inc.
1345 Avenue Of The Americas
New York, New York 10105
October 28, 1994, amended as of August 1, 2001
Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, New York 10105
Dear Sirs:
We, the undersigned Alliance All-Market Advantage Fund, Inc., herewith confirm our agreement with you as follows:
1. We are a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940 (the "Act"). We propose to engage in the business of investing and reinvesting our assets in securities("the portfolio assets") of the type and in accordance with the limitations specified in our Articles of Incorporation, Bylaws, Registration Statement filed with the
Securities and Exchange Commission under the Securities Act of 1933 and the Act, and any representations made in our prospectus, all in such manner and to such extent as may from time to time be authorized by our Board of Directors. We enclose copies of the documents listed above and will from time to time furnish you with any amendments thereof.
2. We hereby employ you to manage the investment and reinvestment of the portfolio assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below.
(b) You will make decisions with respect to all purchases and sales of the portfolio assets. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of the portfolio assets.
In all purchases, sales and other transactions in the portfolio assets you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as we might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.
(c) You will report to our Board of Directors at each meeting thereof all changes in the portfolio assets since the prior report, and will also keep us in touch with important developments affecting the portfolio assets and on your own initiative will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in our portfolio, the industries in which they engage, or the conditions prevailing in the economy generally. You will also furnish us with such statistical and analytical information with respect to the portfolio assets as you may believe appropriate or as we reasonably may request. In making such purchases and sales of the portfolio assets, you will bear in mind the policies set from time to time by our Board of Directors as well as the limitations imposed by our Articles of Incorporation and in our Registration Statement under the Act and the Securities Act of 1933, and the limitations in the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies.
(d) It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you. No obligation may be incurred on our behalf in any such respect. During the continuance of this agreement at our request you will provide us persons satisfactory to our Board of Directors to serve as our officers. Such personnel may be employees of you or your affiliates. Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties. Furthermore, you or your affiliates (other than us) shall furnish us without charge with such management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject.
3. We hereby confirm that, subject to the foregoing, we shall be responsible and hereby assume the obligation for payment of all our other expenses, including: (a) payment of the fee payable to you under paragraph 5 hereof; (b) brokerage and commission expenses;
c) federal, state, local and foreign taxes, including issue and transfer taxes, incurred by or levied on us; (d) interest charges on borrowings; (e) our organizational and offering expenses, whether or not advanced by you; (f) fees and expenses of registering our shares under the appropriate federal securities laws and of qualifying our shares under applicable state securities laws;
g) fees and expenses of listing and maintaining the listing of our shares on any securities exchange; (h) expenses of printing and distributing reports to shareholders; (i) costs of proxy solicitation; (j) fees, charges and expenses of our administrator, custodian, our registrar, transfer and dividend paying agent and our shareholder servicing agent; (k) compensation of our Directors, officers and employees who do not devote any part of their time to your affairs or the affairs of your affiliates other than us; (l) legal and auditing expenses; (m) the cost of stock certificates representing shares of our common stock; and (n) costs of stationery and supplies.
4. We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.
5. In consideration of the foregoing we will pay you a fee comprised of a basic fee (the "Basic Fee") and an adjustment to the Basic Fee based on the investment performance of the Fund in relation to the investment record of the Russell 1000(r) Growth Index (the "Index"). Such fee shall be calculated and payable as described below.
(a) Beginning with the month of August 2001 and for each succeeding month, the Basic Fee shall be a monthly fee equal to 1/12th of 1.25% (1.25% on an annualized basis) of the average of the net assets of the Fund at the end of each month included in the applicable performance period. The performance period for each such month shall be a rolling 36 month period ending with the most recent calendar month. The Basic Fee for each such month shall be increased at the rates of 1/12th of .10% for each percentage point in excess of two up to and including seven, and 1/12th of .05% for the eighth percentage point, in each case rounded to the nearer point (the higher point if exactly one-half a point), that the investment performance of the Fund for the performance period then ended exceeds the percentage change in the investment record of the Index for such performance period (up to a maximum of eight percentage points).
If, however, the investment performance of the Fund for such performance period shall be exceeded by the percentage change in the investment record of the Index for such performance period, then such Basic Fee shall be decreased at the rates of 1/12th of .10% for each percentage point in excess of two up to and including seven and 1/12th of .05% for the eighth percentage point, in each case rounded to the nearer point (the higher point if exactly one-half), that the percentage change in the investment record of the Index exceeds the investment performance of the Fund for such performance period (up to a maximum of eight percentage points). The maximum increase or decrease in the Basic Fee for any month may not exceed 1/12th of .55%; the maximum monthly fee, as adjusted, may not exceed 1/12th of 1.80%; and the minimum monthly fee, as adjusted, may not be less than 1/12th of .70%.
(b) The investment performance of the Fund for any period, expressed as a percentage of the Fund's net asset value per share at the beginning of such period, shall mean and be the sum of: (i) the change in the Fund's net asset value per share during such period; (ii) the value of the Fund's cash distributions per share accumulated to the end of such period; and (iii) the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period.
For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Fund at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distribution, dividends and taxes. Notwithstanding any provisions of this subparagraph (c) or of the other subparagraphs of Paragraph 5 hereof to the contrary, the investment performance of the Fund for any period shall not include, and there shall be excluded from the change in the Fund's net asset value per share during such period and the value of the Fund's cash distributions per share accumulated to the end of such period shall be adjusted for, any increase or decrease in the investment performance of the Fund for such period computed as set forth in the preceding two sentences and resulting from the Fund's issuance, sale or repurchase of any shares of Common Stock of the Fund.
(c) The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such period, shall mean and be the sum of (i) the change in the level of the Index during such period; and (ii) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of such period.
For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at the end of each calendar month following the payment of the dividend.
(c) Any calculation of the investment performance of the Fund and the investment record of the Index shall be in accordance with any then applicable rules of the Securities and Exchange Commission.
(d) In the event of any termination of this agreement, the fee provided for in this Paragraph 5 shall be calculated on the basis of a period ending on the last day on which this agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.
6. This agreement shall become effective on the date on which our pending Registration Statement on Form N-2 relating to our shares becomes effective and shall continue in effect until September 30, 1996 and may be continued for successive twelve-month periods
(computed from each October 1) provided that such continuance is specifically approved at least annually by our Board of Directors or by majority vote of the holders of our outstanding voting securities (as defined in the Act), and in either case, by a majority of our Board of Directors who are not interested persons, as defined in the Act, of any party to this agreement (other than as Directors of our corporation), provided further, however, that if the continuation of this agreement is not approved, you may continue to render the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities (as so defined), or by a vote of our Board of Directors on 60 days written notice to you, or by you on 60 days written notice to us.
7. This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The term
"transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.
8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of Alliance Capital Management Corporation, your general partner, who may also be a Director, officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render service of any kind to any other trust, corporation, firm, individual or association.
(b) You will notify us of any change in the general partner of your partnership within a reasonable time after such change.
9. This agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.
If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,


ALLIANCE ALL-MARKET ADVANTAGE
FUND, INC.



By
   __________________________
   Name: Edmund P. Bergan, Jr.


Agreed to and accepted
as of the date first set forth above.

ALLIANCE CAPITAL MANAGEMENT L.P.

By ALLIANCE CAPITAL MANAGEMENT
     CORPORATION,
      its General Partner


   By
	 _______________________________
     Name: John D. Carifa